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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14C

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[X]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement

                                RFP Express Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     --------------------------------------------------------------------------
     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     --------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                             [RFP Express Inc. Logo]

To Stockholders of RFP Express Inc.:

We are sending this information statement to our common and preferred stockholders in connection with the proposal to amend our certificate of incorporation to effect a 100 for one reverse stock split of our common stock which will result in our becoming eligible to terminate our registration under the Securities Exchange Act. Commonly referred to as a "going private" transaction, the proposed stock split will reduce the number of stockholders of record to fewer than 300, as required for the deregistration of our common stock under the federal securities laws. After the reverse stock split, our common stock will no longer be traded on the Nasdaq(R) Over-the-Counter Bulletin Board(R).

Our board of directors unanimously supports the reverse stock split. In addition, our directors, and significant stockholders who control over 77% of our voting stock have consented in writing to the amendment to our certificate of incorporation to effect the stock split. This action by these stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholders. Accordingly, your approval is not required and is not being sought.

On the effective date of the reverse stock split, you will receive one share of common stock for each 100 shares you hold immediately prior to the reverse stock split and cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for these fractional shares will be $0.20 per share of stock now outstanding.

This information statement and the accompanying documents provide you with detailed information about the reverse stock split and the going private transaction. Please read them carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the SEC.

We are providing you, our stockholders, with this letter and the accompanying information statement in accordance with the requirements of (S) 14(c) of the Exchange Act and (S) 228(c) of the Delaware general corporation law.

Sincerely,

John C. Riener                                                   ((Notice Date))
Chairman of the Board,
Chief Executive Officer
and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed in this information statement. The SEC has not passed upon the fairness or merits of the transaction nor upon the accuracy or adequacy of the information contained in this information statement. Any representation to the contrary is a criminal offense.

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                                RFP Express Inc.

                                    --------

                              Information Statement

                      General Information for Stockholders

This information statement is being furnished to the holders of common stock and convertible preferred stock of RFP Express Inc. in connection with the proposal to amend our certificate of incorporation to effect a 100 for one reverse stock split which will result in our common stock's becoming eligible for termination of registration under the Exchange Act. After the reverse stock split, we anticipate that we will have approximately 110 stockholders of record. As a result, we will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, our common stock will cease to be traded on the OTC Bulletin Board(R) and any trading in our common stock after the reverse stock split will occur only in privately negotiated transactions.

Our board of directors unanimously supports the reverse stock split. In addition, the directors, executive officers and significant stockholders who own over 77% of the Company's voting stock have consented in writing to the amendment to our certificate of incorporation to effect a 100 for one reverse stock split. This action by these stockholders is sufficient to ensure that a majority of our stockholders approve the amendment without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought.

The reverse stock split will become effective upon the filing of an amendment to our certificate of incorporation with the Secretary of State of Delaware. On the effective date of the reverse stock split, you will receive one share of common stock for each 100 shares of common stock you hold immediately prior to the reverse stock split and you will be entitled to receive cash in lieu of any fractional shares to which you would otherwise be entitled. The cash payment for fractional shares will be $0.20 per share.

As soon as practicable after the reverse stock split is effective, we will mail a letter of transmittal to all holders of our common stock for use in surrendering your stock certificates in connection with the reverse stock split.

Pursuant to (S) 228(e) of Delaware law and (S) 14(c) of the Exchange Act, we are required to provide prompt notice that we are taking a corporate action without a meeting to the stockholders of record who have not consented in writing to the action. This information statement is intended to provide that notice. The amendment to our certificate of incorporation and the going private transaction are the only matters covered by this information statement. We are mailing this information statement on or about ((Notice Date)) to our stockholders of record as of the close of business on ((Record Date)). You are not entitled to any dissenters' or appraisal rights under Delaware law as a result of the approval of this amendment.

We are not asking you for a proxy and you are requested not to send us a proxy.

                                                                               2

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                           Frequently Asked Questions

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the reverse stock split and the amendment to our certificate of incorporation, you should carefully read this entire document, the attachments and the other documents to which we refer.

Why is the Company proposing a reverse stock split?

The 100 for one reverse stock split and purchase of fractional shares resulting from the split will enable the Company to "go private" by reducing the number of stockholders of record to less than 300. The reasons for the reverse stock split are discussed below under the caption "Reverse Stock Split Proposal -- Purpose and Reasons for Reverse Stock Split."

What does "going private" mean?

After the stock split is completed, we will be able to terminate registration of our stock under the Exchange Act. As a private company:

..    We will no longer be required to file annual, quarterly and other reports with the Securities and Exchange Commission.

..    Our stock will no longer be eligible for listing on the OTC Bulletin
     Board(R) or other stock exchanges, and there will be no public market for our stock.

The impact of taking the Company private is discussed below under the captions "Reverse Stock Split Proposal -- Purpose and Reasons for the Reverse Stock Split" and "--The Impact of the Reverse Stock Split on the Company's Stockholders."

What will I receive in connection with the reverse stock split if I own shares of common stock?

When the reverse stock split is implemented:

..    Each share of existing common stock will be exchanged for 1/100 of a share of new common stock.

..    No new certificates representing fractional shares will be issued. Instead, we will purchase fractional shares for $0.20 per share of stock now outstanding. This transaction will not involve commissions or other transaction fees that would be charged if you sold your shares on the open market. We estimate that approximately 76% of our stockholders will only have fractional shares after the reverse stock split, and therefore those stockholders will receive only cash and no longer own any of our stock.

The issuance of new shares and purchase of fractional shares is described below under the captions "Reverse Stock Split Proposal -- Structure of Reverse Stock Split" and "-- Exchange of Stock Certificates and Payment for Fractional Shares."

How will the reverse stock split affect me if I own shares of convertible preferred stock?

When the reverse stock split is implemented, the conversion price of each share of outstanding preferred stock will automatically increase by a factor of 100 and the number of shares of common stock into which each share of preferred stock is convertible will decrease by a factor of 100 to reflect the 100-to-1 reverse split of the common stock. The effect of the stock split on the preferred stock is described below under the caption "Reverse Stock Split Proposal -- Structure of Reverse Stock Split."

Does the board of directors believe the reverse stock split is fair?

Yes, our board believes that the reverse stock split proposal is fair to and in the best interests of the Company and our stockholders. The directors also believe that the $0.20 fractional share purchase price is fair to all our stockholders who are not affiliated with the Company. The reasons that the board believes the stock split to be fair, and the methodology the board used to determine the purchase price, are described below under the caption "Reverse Stock Split Proposal - Fairness of the Reverse Stock Split."

What vote of stockholders is required to approve the reverse stock split?

The amendment to our certificate of incorporation to effect the 100 for one stock split must be approved by holders of a majority of our outstanding shares. We have shares of both common and convertible preferred stock outstanding. The holders of the convertible preferred and common stock vote together as a single class on all matters presented for the vote of our stockholders. Our directors and significant stockholders own over 77% of the Company's outstanding voting stock. These directors and significant stockholders have consented in writing to the amendment. The action by these stockholders is sufficient to approve the amendment without the approval of any other stockholder. Accordingly, you are not required to vote and your vote is not being sought. Approval of the amendment to our certificate of incorporation is discussed below under the caption "Reverse Stock Split Proposal -- Vote Required and Obtained."

Do I have appraisal or dissenter's rights?

There are no appraisal rights for any stockholder who dissents from approval of the proposed reverse stock split under our governing documents or applicable Delaware law. The lack of appraisal rights is discussed below under the caption "Reverse Stock Split Proposal -- Appraisal Rights."

                           Forward Looking Statements

This information statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date of this information statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially than those made in, contemplated by, or underlying the forward-looking statements. For these reasons, do not place undo reliance on any forward-looking statements included in this information statement. For more information regarding the risks involving forward-looking statements, please review our other filings made with the Securities and Exchange Commission.

                          Reverse Stock Split Proposal

Summary

In September 2001, members of our board began to seriously consider the advantages of taking the Company private. In December 2001, the board decided to postpone taking the Company private to pursue other options to enhance the value of the Company's stock. On July 30, 2002, President Bush signed the far-reaching Sarbanes-Oxley Act. This new law makes significant changes in corporate governance and disclosure requirements for public companies. In August 2002, management again discussed the mechanics and anticipated effects of a possible reverse stock split with our legal counsel due to the enactment of Sarbanes-Oxley. On February 14, 2003, the board adopted a resolution, subject to stockholder approval, that our amended and restated certificate of incorporation be amended to effect a 100 to one reverse stock split of our common stock, so that each share of existing common stock will be exchanged for 1/100 of a share of "new" common stock. There are no material differences between the respective rights, preferences or limitations of the existing stock and the new stock.

Vote Required and Obtained

The affirmative vote of a majority of the shares entitled to vote is required to approve the amendment to our certificate of incorporation to effect the reverse stock split. We have shares of both common and convertible preferred stock outstanding. The holders of the convertible preferred and common stock vote together as a single class on all matters presented for the vote of our stockholders. Each holder of common stock is entitled to one vote for each share held, while each convertible preferred stockholder may cast a number of votes equal to the number of shares of common stock issuable upon conversion of his preferred shares, presently 20 shares of common for each preferred share. The record date for purposes of determining the number of outstanding shares of stock, and for determining stockholders entitled to vote, is the close of business on ((Record Date)). As of ((Record Date)), the Company had outstanding 17,710,383 shares of common stock and 2,085,461 shares of preferred stock, or, giving effect to the 20 for one voting rights of the preferred stock, shares entitled to a total of 59,419,603 votes. Therefore, the affirmative vote of the holders of shares entitled to 29,709,802 votes is required to approve the amendment.

Section 228 of the Delaware general corporation law provides that the written consent of the holders of outstanding shares of voting stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted may be substituted for a special meeting. In order to eliminate the cost and delay involved in holding a special meeting and in order to effect the reverse stock split as soon as possible, the board decided to obtain the written consent of the holders of a majority of our outstanding voting shares.

The directors and significant stockholders who adopted the resolution to amend the certificate of incorporation collectively own over 77% of the Company's outstanding voting stock. The action by these stockholders is sufficient to obtain the stockholder vote necessary to approve the amendment and the reverse stock split without the approval of any other stockholders. Accordingly, you are not required to vote on this matter and your vote is not being sought.

Effect of the Stock Split

We will issue a new share of common stock to stockholders for every 100 common shares they own. Instead of issuing any fractional shares, we will pay the fair value for those shares of stock that would otherwise be converted into fractional shares as a result of the stock split. Our board has determined that the fair value of our common stock is $0.20 per share. Please see "Fairness of the Reverse Stock Split" below for a discussion of how the board reached this conclusion. Payment for fractional new shares will be made promptly after receipt of a properly completed letter of transmittal and stock certificates. Please see "Exchange of Stock Certificates and Payment of Fractional Shares" below for additional information about the exchange process. You will not be required to pay a service charge in connection with the exchange of your certificates or in connection with the payment of cash for your fractional shares.

The following table presents a summary of the effect of the stock split on our stockholders. Please note that stockholders whose shares are registered in their own names are referred to as "registered stockholders." Please see "Structure of Reverse Stock Split" below for additional details.

If you are a . . .                                              then you will receive . . .
registered stockholder who owns fewer than 100 shares of        a cash payment of $0.20 for each of your shares.
common stock

registered stockholder who owns 100 shares of                   one whole share of new common stock.
common stock

registered stockholder who owns more than 100 shares of         one or more shares of new stock on a 100 for one basis,
common stock                                                    with a cash payment of $0.20 for each of your shares
                                                                that would otherwise result in fractional new shares.

stockholder who holds stock in "street name" through a          you should contact your nominee upon receipt of this
nominee, such as a bank or broker, then                         information statement to determine how the stock split
                                                                will affect you because each nominee will have its own
                                                                procedures.

holder of preferred stock                                       the conversion price of each share of outstanding
                                                                preferred stock will automatically increase by a factor
                                                                of 100 and the number of shares of common stock into
                                                                which each share of preferred stock is convertible will
                                                                decrease

                                                                by a factor of 100 to reflect the 100-to-1
                                                                reverse split of the common stock.

holder of stock options                                         the exercise price of each outstanding stock
                                                                option will automatically increase by a factor
                                                                of 100 and the number of underlying shares will
                                                                decrease by a factor of 100 to reflect the
                                                                100-to-1 reverse split of the common stock.

Background

RFP Express was previously engaged in the business of developing and marketing prepaid wireless products and services in various markets throughout the United States. In late 1998, we established a new strategic objective of pursuing complimentary Internet-related and e-commerce opportunities. In July 1999, we acquired IXATA, Inc., a privately-held provider of web-based services to the travel and hospitality market. In early 2000, we changed our corporate name to The IXATA Group, Inc. from SecurFone America, Inc. In July 2001, we again changed our corporate name, this time to RFP Express Inc. to promote brand recognition of our primary product, RFP Express(R). RFP Express integrates a user-friendly, web-based interface with a sophisticated data-warehousing system and email technology to deliver automated solutions for creating, sending, receiving and managing the preferred lodging programs request for proposal (RFP) process in the hospitality services market.

Our common stock quoted on the Nasdaq(R) Over-the-Counter Bulletin Board(R). In order to maintain our listing on the bulletin board, we must make required filings with the Securities and Exchange Commission. We have been delinquent in our filings and Nasdaq appended an "E" to our trading symbol, indicating that we were not in compliance with our filing requirements on several occasions in 2000. Although we are presently in compliance, we have had difficulty making our filings with the SEC on a timely basis and have made many of them late. These difficulties have been aggravated by the fact that in August 2001 we let go Robert Cuthbertson, our former chief financial officer, in connection with cost cutting measure. Our CEO, John C. Riener, now also serves as our CFO.

In September 2001, our board considered various strategic options, including transferring the RFP Express product to a private company. The board discussed taking the Company private in November and December and directed management to review the possibility in detail and report back to the board. In early 2002, management focused on the possibility of a transaction involving the spin-off of the Company's operating assets to a private company followed by a "back-door" transaction with another private company that wishes to go public. In May 2002, our directors instructed management to continue to explore the possibility of transferring the public shell to an acquirer and determine the potential value of the public shell. Management negotiated with possible back-door merger partners, but never reached agreement as to the terms of a transaction. In June, management reported to the board its conclusion that the shell had only limited value.

In addition to the difficulty we have had with making our SEC filings, our stock listing has become more precarious because the OTCBB will be phased out, and replaced by a new, more

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rigorous market, the BBX(SM) (Bulletin Board Exchange). The switch is scheduled to occur in the last quarter of 2003. We have determined that our stock will not initially qualify for listing on the BBX. In addition, on July 30, 2002, President Bush signed the far-reaching Sarbanes-Oxley Act. This new law makes significant changes in corporate governance and disclosure requirements for public companies. We do not presently comply with the new law and believe it would be difficult for us to meet all of the requirements. In August and October the board again met and discussed the increased burdens that the new BBX requirements and SEC rules would impose on the Company and the relative benefits of going private. The directors instructed management to conduct a cost and feasibility study of taking the Company private by a reverse stock split, with cash being paid for fractional shares that result from the split.

In November, management reviewed our stock records and determined that a 100 for one reverse stock split would have the probable effect of reducing the number of registered stockholders below 300, which would allow us to terminate public registration of our stock. On December 17, 2002, the board met to discuss the reverse stock split. Management expressed its view that neither the Company nor its stockholders derive significant benefit from our being a public company because of the limited market for the stock. We would incur considerable cost to maintain our status as a public company and, as discussed above, we may be unable to comply with the recently enacted Sarbanes-Oxley Act or qualify for listing on the BBX. In addition, our board recognized that too large a number of stockholders can be awkward for a private company and entail many of the costs (in connection with distributing annual financial statements, for example) that the board wished to avoid. Our board considered the advantages and disadvantages of being a public company and unanimously determined that the reverse stock split would be the most effective manner in which to exit the SEC filing system and approved the implementation of the 100 to one stock split.

As of ((Record Date)), we had approximately 454 registered stockholders. Approximately 346 of these stockholders hold fewer than 100 shares. In the aggregate, these stockholders hold less than 0.003% of our voting stock.

Purpose and Reasons for the Reverse Stock Split

The purpose of the stock split is to reduce the number of our registered stockholders to allow us to terminate registration of our stock under the Exchange Act. We may terminate this registration if we have fewer than 300 stockholders of record following the split. We estimate that the purchase of fractional shares following the stock split will reduce the number of our registered stockholders to 110. However, we cannot absolutely guaranty that we will have fewer than 300 stockholders following the stock split. Although we believe it to be only a remote possibility, if more than 300 stockholders remain after the split we will be unable to cease public registration of our stock. You should note that the decision by our board to terminate our Exchange Act registration does not require stockholder approval and has not been voted on by the stockholders holding a majority of our outstanding voting shares. In addition, while we intend to terminate our registration following the split, our board may choose not to implement this strategy if extraordinary circumstances arise that cause the directors to determine, in the exercise of their fiduciary duties, that going private is not then in the best interests of the Company and its stockholders. However, we do not foresee a situation in which the board would choose not to terminate our public registration. If we are unable or choose not to terminate our

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registration we will continue to be subject to the Exchange Act with all of the attendant costs discussed below. Our board approved the reverse stock split proposal for the reasons described below.

As a registered company, we are subject to the SEC periodic reporting and proxy solicitation requirements. Compliance with the filing and reporting requirements imposed on public companies by the Exchange Act entails significant direct and indirect costs. Examples of direct costs include: higher attorney's and auditor's fees; higher printing and mailing costs; increased miscellaneous clerical and other expenses (e.g., word processing, EDGARizing, telephone and fax charges associated with SEC filings); and the charges of brokers and transfer agents in forwarding materials to stockholders. We would also incur substantial indirect costs to comply with our Exchange Act registration as a result of the executive and employee time expended to prepare and review required SEC filings. The cost of directors and officers' insurance is also higher for public companies. We estimate that our annual costs to comply with the Exchange Act, including the fees and expenses of independent auditors, legal counsel, printing, mailing, and SEC filing fees, exceed $100,000. Going private will allow us to avoid these additional costs, as well as lower the risk of liability that typically attends public (as distinguished from private) company status.

There are many advantages to being a publicly-traded company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. However, because there is a limited market for our stock, we have not effectively taken advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. As a result of our limited trading market, we are not in a position to use our public company status to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as consideration. The board has determined that we need to stabilize and reduce operating expenses so we can focus on running a successful business and plan with more certainty for our future. Given our history of losses, the board believes it necessary to realize every opportunity to reduce overhead and focus our limited resources on becoming profitable. The direct and indirect expenses we incur in being publicly traded are the most significant expenses that we can eliminate without negatively affecting our operations.

The reverse stock split will also allow our small stockholders to liquidate their holdings at a fair value without typical transaction costs. Transaction costs for the public sale of small blocks of stock (assuming a buyer is available) significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of the shares, particularly for a stock, like ours, that trades for pennies.

For our stockholders who own more than 100 shares, reducing a large number of small stockholders (approximately 76% of the existing stockholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other stockholder services. In addition, since it is important in certain corporate transactions to be able to quickly communicate with our stockholders, reducing such a large number of our stockholders that cannot be readily located reduces delays in implementing corporation strategies.

After taking into account all of the benefits and disadvantages of the Company's registration under the Exchange Act at the present time, the board has concluded that the continued monetary and human resource expense of such registration is unjustified given our inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the board instructed management to implement the stock split and termination of registration of the shares as soon as practicable absent any significant changes that would result in the board determining that the benefits of continued registration would outweigh the disadvantages. The board does not foresee such a change in circumstance.

Fairness of the Reverse Stock Split

Each of John C. Riener, Chief Executive Officer, President and Chairman of the Board of Directors and the members of the board -- Michael M. Grand, Edward C. Groark, Gerald W. Petitt and Zimri C. Putney -- believe that the reverse stock split proposal, taken as a whole, is fair to and in the best interests of the Company and its stockholders, including unaffiliated stockholders, those stockholders who will receive a cash payment and those stockholders who will receive new shares, and that the process by which the stock split has been approved is fair. All references to considerations and conclusions by the board as to fairness and to factors considered by the board apply equally to each of Messrs. Grand, Groark, Petitt, Putney and Riener. The board has unanimously approved the stock split, including the approval by Messrs. Grand, Groark, Petitt and Putney who are not employees of the Company.

The board considered a number of factors in determining the fairness of the stock split prior to approval of the transaction. In reaching its determination that the stock split is substantively fair to all unaffiliated stockholders, the board recognized that the stock split will allow our small stockholders to liquidate their holdings in a cost effective manner, a task that they could not otherwise accomplish since all of the small stockholders own 100 shares of common stock or less, with a total estimated market value for each 100 shares of less than $5.00 (calculated at $0.05 price per share -- the highest closing price during the fourth quarter of 2002). We estimate that the lowest transaction fee for a stock trade is approximately $10.00 per trade. The reverse stock split will enable small stockholders to liquidate their holdings without paying brokerage or other transactional fees.

For those stockholders who are not cashed-out, the stock split will not change their rights, preferences or limitations as stockholders. The stock split will likely enable the Company to cease public registration, so in making its determination of the fairness the stock split to those unaffiliated stockholders who will continue to own shares after the split, the board also factored in the added administrative costs and resources involved in complying with the requirements of being a publicly-held company. These costs are described above under "Purpose and Reasons for the Reverse Stock Split."

Procedural Considerations

In considering the approval of a transaction such as the proposed stock split, a board of directors may institute certain procedural safeguards to guard against bias, such as obtaining a fairness opinion, forming a special committee of unaffiliated directors or requiring the approval of unaffiliated stockholders. For the reasons described below, the board did not feel it was necessary or advisable to institute any of these procedures.

The board did not retain an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the stock split to the Company or its stockholders. Although management did not solicit bids, based on management and counsel's experience, we estimate that the cost of a fairness report or opinion would likely exceed $50,000. The board determined that obtaining a fairness opinion would have provided little, if any, incremental value to the deliberations of the board given the knowledge and experience of the Company's management and directors in the areas of the Company's business. The board concluded that this expense was unwarranted since the board itself could adequately establish the fairness of the stock split proposal, without an outside fairness report or opinion, by addressing the factors and considerations described in this section.

The board did not establish an independent representative for the unaffiliated stockholders of the Company in determining the terms of the stock split because the board concluded that there was sufficient representation in the decision-making process at the board level to protect the interests of these stockholders. This decision was based on the fact that five of the six directors are not employees of the Company and three of them are not otherwise controlled by, or under common control with the Company. In addition, no independent committee of the board has reviewed the fairness of the stock split proposal because the board concluded that all directors could adequately convey their opinions and concerns to the entire board without the need for establishing a separate committee.

The stock split has not been structured so that at least a majority of the unaffiliated stockholders is required. The board believed that its analysis of the fairness of the cash payments and the presence and involvement of the independent directors are sufficient to protect the interests of unaffiliated stockholders. In addition, each director has a fiduciary duty to all stockholders, including the unaffiliated stockholders. The board determined that its fiduciary obligations would protect the interest of the unaffiliated stockholders and that it would not be necessary to grant the ability to veto the stock split to the unaffiliated stockholders. Approximately 137 of the Company's unaffiliated stockholders own more than 100 shares and account for approximately 5,067,000 of the Company's shares. The stockholders owning fewer than 100 shares represent less than 0.003% of the ownership interests of the Company. Since the board has a fiduciary duty to the Company and its stockholders in total, it determined that an abrogation of the responsibility for the decision to move forward on the reverse stock split transaction to a group holding such a small interest in the Company would also be inappropriate.

Determination of the Purchase Price

The board gave the greatest consideration to the current market value of the Company's common stock. After reviewing reverse stock splits by other publicly-traded companies, management informed the board that using current market pricing of a publicly traded stock prior to the effective date of a reverse stock split is an accepted method of valuation for payment of fractional shares resulting from a reverse stock split. The board then adopted a premium over market price as the price to be paid for fractional shares in the reverse stock split. The $0.20 fractional share purchase price represents a 900% premium over the last closing trading price of $0.02 for our common stock prior to the announcement of the reverse stock split on February 19, 2003, and a premium of 1,233% over the average closing trading price of

$0.015 for the twenty calendar days prior to February 19, 2003. Our board noted that the high closing price for the quarter ended December 31, 2002 was $0.05, and the low closing price for that period was $0.01.

The board also considered other valuation methods and factors, but rejected each as discussed below:

Historical market prices. The board gave no weight to this factor because it did not feel that historical market pricing accurately reflected the current value of our stock because of changes in the Company's business and capital structure, and the economy overall. Based on this fact, the board decided against further analysis of this factor in determining the fair value for the cash payment for fractional shares.

Net book value. The board gave no weight to this factor because it maintains that book value is not an appropriate measure for establishing the fair value for the cash to be paid for fractional shares as it is an accounting methodology that is based on the historical cost of the Company's assets, and so does not reflect its current value.

Going concern value. A going concern valuation is an attempt to establish the present value of future earnings of a company in the context of what returns an investor could expect to receive on his or her investment over a future period. Two key factors in using this valuation methodology are establishing a reasonably accurate forecast of earnings and identifying an appropriate discount rate to establish the present value of those future earnings. To establish a reasonably accurate forecast of earnings, the board would need to review historical earnings, the Company's current financial condition, and any future earnings projections. However, the board believes that a going concern value could not be established with reasonable accuracy because the Company's earnings have historically proven difficult to predict and any going concern valuation would be too subjective to be given much weight.

Liquidation value. The board determined that the liquidation value, were the Company to be liquidated, could be less than book value. This is because our assets would likely sell at a discount in the event of a liquidation. The board concluded that liquidation value would not be an appropriate valuation measure.

Comparative company analysis. The market for information services in the travel and hospitality sector is complex and rapidly evolving. New strategic relationships are emerging rapidly, and new internet-enabled solutions are impacting the role of traditional intermediaries, such as travel agencies. The Company has numerous competitors, many of which are larger and better established than the Company, and have access to greater financial resources than are presently available to the Company. For these reasons, the board did not believe that another public company could be identified with sufficient similar characteristics to the Company for use in establishing the fair value of the fractional share payment using this methodology. Consequently, the board decided further analysis of this valuation method was unwarranted.

Third party offers. We are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person, nor did we solicit offers to purchase the Company prior to approving the going private transaction. Consequently, the board did not consider this factor in establishing the fair value of the stock.

Merger or consolidation plans. We have not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the board did not consider this factor in establishing the fair value of the stock.

Acquisition of control shares. There have not been any purchase of our stock that would enable the buyer to exercise control of the Company in the last two years. However, in December 2000, the board authorized for issuance 4,235,461 shares of preferred stock and 1,050,000 of preferred stock warrants in connection with a stock and warrant purchase agreement with NextGen Fund II, L.L.C., NextGen SBS Fund II, L.L.C. and Michael W. Wynne. NextGen Fund II purchased 621,277 shares and 600,000 warrants for a purchase price of $750,000, NextGen SBS Fund II purchased 414,184 shares and 400,000 warrants for $500,000 and Mr. Wynne purchased 50,000 shares and warrants for $50,000. The NextGen funds hold, in the aggregate, approximately 65% of our outstanding voting stock. In addition, we cannot take enumerated significant actions, such as the sale of all or substantially all of our assets or any acquisition by the Company of assets exceeding $25,000 without the written consent of the holders of a majority of the outstanding preferred stock. Because this transaction occurred over two years ago, the board did not consider the NextGen transaction in determining the fair value of the stock. In addition, the preferred shares purchased by NextGen were originally convertible into common shares at $0.10 a share, half what we are paying stockholders in connection with the reverse stock split.

Recent Stock Transactions. We have not purchased shares of our common stock either in open market purchases or privately negotiated transactions over the past two years, so the board did not consider this factor in determining the fair value of the stock.

After consideration of all the forgoing factors, all of the directors have determined that the reverse stock split proposal is procedurally and substantially fair to the stockholders of the Company, including the unaffiliated stockholders and those stockholders who own fewer than 100 shares. We have disclosed in this information statement all material factors, both positive and negative, considered by the board in determining the fairness of the reverse stock split. For a more detailed discussion of the negative factors that the board considered, please see "The Impact of the Reverse Stock Split on the Company's Stockholders" below.

Structure of Reverse Stock Split

We propose to split our common stock, $0.001 par value, 100 shares to one. In order to effect the reverse stock split, we must amend our certificate of incorporation by filing the amendment attached as Exhibit A with the Delaware Secretary of State. The result of the stock split for each stockholder is as follows:

..    Registered Stockholders With Fewer Than 100 Shares. If you are a registered stockholder (meaning you own shares in your own name) of fewer than 100 shares on the effective date of the split, you will receive a cash payment instead of a fractional share of new stock. After the reverse split, you will have no further interest in our stock. You will not have to pay any service charges or brokerage commissions in connection with the stock split or your cash payment.

..    Registered Holder With 100 or More Shares. If you are a registered holder of 100 or more shares as of the effective date of the split, we will convert your shares into 1/100 of the number of shares you held immediately prior to the split, with a cash payment for any shares that would otherwise result in fractional new shares. For example, if you are a registered holder of 5,250 shares of common stock immediately prior to the date of the stock split, your shares will be converted to 52 shares of new common stock and you will receive a cash payment for 50 shares equal to $10.

..    Beneficial Owners of Shares. Nominees (such as a bank or broker) may have required procedures, and if you hold stock in street name you should contact your nominee to determine how you will be affected by the stock split. Please note: If you are a beneficial owner of fewer than 100 shares of stock or the beneficial owner of more than 100 shares, but not in an even multiple of 100, and you want to have your shares exchanged for a cash payment, you should instruct your nominee to transfer your shares into a record account in your name well in advance of the date we file the amendment to our certificate of incorporation with the Delaware Secretary of State so that you will be considered a holder of record immediately prior to the effective date of the stock split. The effective date of the reverse stock split will be the date on which the amendment to our certificate of incorporation is filed with the Delaware Secretary of State, which we expect to be ((Mailing Date + 21 days)) (21st day following the mailing of this information statement), so you should contact your broker or other nominee upon receipt of this information statement.

..    Holders of Preferred Stock. If you own convertible preferred stock on the effective date of the split, the conversion price of each share of your preferred stock will automatically increase by a factor of 100 and the number of shares of common stock into which each preferred share is convertible will decrease by a factor of 100 to reflect the 100-to-1 reverse split of the common stock. Since the preferred stockholders vote with the common stockholders on an "as converted" basis, the voting power of all convertible preferred stock will therefore also be reduced by a factor of 100.

..    Holders of Stock Options. If you are an option holder on the effective date of the split, the exercise price of your option will automatically increase by a factor of 100 and the number of underlying shares will decrease by a factor of 100 to reflect the 100-to-1 reverse split of the common stock.
     For example, an option to purchase 5,000 share of our common stock at $0.50 per share would be converted into an option to purchase 50 shares of our common stock at $50 per share. The total exercise price remains $2,500.

The reverse stock split is structured to be a "going private" transaction as defined in Rule 13e-3 under the Exchange Act because it is intended to, and, if completed, will likely terminate our reporting requirements under the Exchange Act. In connection with the stock split proposal, we are filing with the SEC a
Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act. For a discussion of why we are going private, please see "Purpose and Reasons for the Reverse Stock Split" above.

Exchange of Stock Certificates and Payment for Fractional Shares

When the reverse stock split is completed, each registered stockholder who holds fewer than 100 shares immediately prior to the stock split will cease to have any rights with respect to his or her shares and will only have the right to receive the cash payment in lieu of the fractional share to which he or she would otherwise be entitled. No service charges will be payable by stockholders in connection with the exchange of certificates or the issuance of new stock or cash payments -- we will bear these expenses. Old stock certificates that are subsequently presented for transfer to a third party will not be transferred on the books and records of the Company until the certificates representing the shares have been exchanged for the cash payment or new stock certificates.

Our transfer agent, Interwest Transfer Company, Inc., will carry out the exchange of old stock certificates for post-split certificates. If you are a registered stockholder, you will receive a letter of transmittal after the effective date of the reverse stock split, which we expect to be ((Notice Date + 21 days)). Upon your receipt of the letter of transmittal, please complete and sign it and return it with your stock certificate(s) to us so that you can receive new certificates and/or the cash payment for your shares. If the reverse split is not consummated, we will return your shares to you. Please contact your broker or other nominee if you hold your shares in "street name."

If any certificate representing shares of our stock is not presented for exchange or cash payment, the new shares or the cash payment, as applicable, will be administered in accordance with the relevant abandoned property laws. Under these laws, stockholders generally have a certain number of years from the date of the stock split to claim their shares or cash payment. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeit to the state. The state law of the state of the last known residence of the stockholder, as shown on company records, usually governs. In Delaware, this holding period is five years, but the exact number of years may vary from state to state. Until new shares or cash payments have been delivered to the public official pursuant to the abandoned property laws, the cash payments or certificates will be paid to the stockholder or his or her designee, without interest, when the stock certificate has been properly presented for exchange or cash payment.

The Impact of the Reverse Stock Split on the Company's Stockholders

There are potential detriments to stockholders who remain as holders of our stock after the reverse stock split and termination of registration under the Exchange Act. For example, although there may be only a limited market for our shares now, there will likely be no market after we go private. In addition, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act, reducing the rights of our remaining stockholders to obtain information about the Company. However, the board determined that these disadvantages are outweighed by the potential cost savings that we should realize as a result of going private, which will benefit all stockholders who remain after the completion of the stock split. Please see "Background" and "Purpose and Reason for the Reverse Stock Split" above for further discussion of the expenses of registration and our experiences with respect to the benefits of registration.

Stockholders who own fewer than 100 shares will be cashed out in connection with the stock split and will not benefit if the Company's financial condition improves or if it is sold for more than $0.20 per share in the future. However, there are presently no offers to purchase the Company and the stock split will allow small stockholders to liquidate their holdings for a price the board has determined is fair without paying typical transaction costs. For a more detailed discussion of the board's determination of the purchase price, please see "Fairness of the Reverse Stock Split" above.

Rights, Preferences and Limitations. There are no material differences between the respective rights, preferences or limitations of our existing shares and the stock to be issued in connection with the split. No stockholder, whether affiliated or unaffiliated (other than the small stockholders), will have a material decrease in the percentage of the Company they own following the stock split and any decrease that will occur will equally apply to affiliated and unaffiliated stockholders. Any stockholder whose holdings are not in even multiples of 100 shares will experience a slight relative decrease in his or her ownership percentage after the split, but the maximum number of shares that could be affected would be 99. As an example, the percentage ownership interest of a stockholder with 250 shares would experience a relative decrease of 0.0003% of his or her interest following the stock split due to the cancellation of the 50 odd lot shares in return for a cash payment. We have qualified our statements as "relative decreases" because the percentage of ownership of the remaining stockholders following the stock split, affiliated and unaffiliated, will be slightly increased to the extent of the cancellation of the small stockholders' holdings and any other odd-lot holdings that are not in an even multiple of 100 shares.

We have no current plans to issue additional shares of stock, but we reserve the right to do so at any time and from time to time at prices and on terms that the board determines to be in the best interests of the Company and its stockholders. Persons who continue as stockholders following implementation of the stock split will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued in the future.

Conduct of the Company's Business. We expect our business and operations to continue as they are currently being conducted and the stock split is not anticipated to have any effect upon our business. Other than going private as described in this information statement, we have no current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Financial Effect. The reverse stock split and the expenditures for professional fees and other expenses related to the transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fixed charges or book value per share. The expenditures have been estimated as follows: cash payment for fractional shares -- $310; fees and expenses of legal counsel -- $20,000; fees and expenses of accountants -- $5,000; printing and postage -- $2,500; and miscellaneous -- $1,000. The only consideration to be paid will be the cash payments for shares that would otherwise be converted into fractional shares. We will use cash-on-hand as the sole source of funds for all transactional expenditures related to the reverse stock split.

Effect on Market for Shares. If the reverse stock split is completed, we will have 177,063 shares of common stock outstanding and believe that 110 registered stockholders will remain (based on our most recent stockholder records). If the board terminates registration of our stock under the Exchange Act, which is its intention, there will be no public market for the new common stock. Please see also the information contained above in the subsection captioned "Purpose and Reasons for the Reverse Stock Split."

Securities Laws Relating to the New Shares. The new shares to be exchanged pursuant to the stock split are expected to be freely transferable under the Securities Act by those stockholders not considered "affiliates" of the Company. Shares of new stock acquired by persons who are "affiliates" of the Company will be subject to the resale restrictions of Rule 144 of the Securities Act.

Termination of the Exchange Act Registration. After the reverse stock split is completed we intend to terminate the public registration of the Company's stock with the SEC under the Exchange Act. Termination of our registration would substantially reduce the information we are required to furnish to our stockholders and to the SEC and would make certain provisions of the Exchange Act, such as information statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to the Company. In addition, our executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of (S)16 of the Exchange Act. Upon termination of Exchange Act registration, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Important Federal Income Tax Consequences of the Stock Split

The significant federal income tax consequences to the Company and stockholders resulting from the reverse stock split are discussed below. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. Our analysis is not binding on the IRS and we cannot guaranty that the IRS or the courts will not adopt a position that is contrary to the statements contained in this proxy. This disclosure does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances, and many stockholders may be subject to special tax rules. In addition, this information statement does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Our analysis also assumes that you are one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (iv) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the reverse stock split should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company. If you continue to hold new shares after the stock split, you should not recognize any gain or loss in the split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the stock split.

Your receipt of a cash payment in lieu of a fractional new share pursuant to the stock split will be a taxable transaction for federal income tax purposes. Accordingly, a stockholder who receives cash in lieu of a fractional new share should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares allocable to the fractional new share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the date of the stock split, then your gain or loss will be a capital gain or loss. This capital gain or loss will be a long-term capital gain or loss if your holding period for the shares is longer than one year.

Appraisal Rights

There are no appraisal rights for any stockholder who dissents from approval of the reverse stock split proposal under our governing documents. Also, we have concluded that there are no appraisal rights for any stockholder who dissents from approval of the reverse stock split proposal under Delaware corporation law. Generally, in Delaware, stockholders have appraisal rights if they dissent from a merger or consolidation. In addition, Delaware law permits a corporation to issue fractional shares and in lieu of issuing certificates representing the fractional shares to pay to the stockholders entitled to receive fractional shares an amount in cash specified as the value of the fractional shares. We refer you, however, to (S)(S) 262 and 155 of the Delaware general corporation law which proscribe the rights of stockholders to dissent and general treatment of fractional shares in greater detail. There may be other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

                                   Management

The following describes the business background and the experience of each of the directors and executive officers of the Company:

John C. Riener has been the Chief Executive Officer and Chairman of the Board of Directors since June 2001. Mr. Riener has over twenty-five years of general management experience both with large complex multinational corporations as well as early stage technology companies. Mr. Riener began his management career with American Express, where he became the first CEO of American Express Travel Management Services. Under his leadership American Express Travel

Management Services became the largest travel company in the world and the largest profit contributor to American Express, Inc. During his fourteen-year career with American Express, he was also CEO of the Corporate Card Division, CEO of the Money Order Division and Senior Vice President of Marketing for the consumer card organization. After leaving American Express in 1986, he became CEO of Gelco Travel and Payments Systems where he increased sales and profit significantly for both companies. In 1989 the Carlson Companies acquired Gelco Travel and Mr. Riener became CEO of the new Carlson Travel Commercial Company. Carlson Travel became the second largest travel company in the world. In 1997 Mr. Riener became President of Terion Inc., a venture backed early stage technology company which provided two-way wireless communications to the transportation industry, utilizing unique RF technology. Under his leadership, the company attracted over $30 million in funding and formed strategic partnerships with leading transportation companies including Penske Capital, Detroit Diesel, Delphi Automotive, Knight Transportation, and GATX.

Michael M. Grand has been a director of the Company since its inception. Mr. Grand is an attorney practicing in the areas of commercial and real estate law and is a member of the Michigan bar. Mr. Grand is the President and sole shareholder of Parthenon Holdings, LLC, a holding company and shareholder of Montpilier Holdings, Inc., a holding company and significant stockholder of the Company.

Edward C. Groark has been a director of the Company since December 2000. Mr. Groark has provided independent consulting services to a variety of small technology based start-ups since June 1999. Prior to that, he was President of Riverbend Group, Inc., a consulting and integration group focused on networking personal computers for corporate computing that he founded in 1983. In the early '90s, he was instrumental in building Riverbend Group into a consortium of 30 similar companies across North America called USConnect. USConnect assisted customers in developing first generation enterprise wide-area networks, corporate email and groupware and web applications. In 1997, IKON Office Solutions acquired USConnect and Mr. Groark served as IKON's Division President for the Technology Services Division until June 1999.

Gerald W. Petitt has been a director of the Company since October 2002. Mr. Petitt is the President and Chief Executive Officer of Creative Hotels International and former co-chairman of Choice Hotels International which he joined in 1980. He was named President of Choice in 1990 and guided the company in numerous acquisitions which made Choice one of the world's largest lodging chains. He currently serves on the board of directors of the Auto Club and the Old Westbury Investment Fund. Mr. Petitt holds an MBA in marketing from Dartmouth College.

Zimri C. Putney has been a director of the Company since December 2000. Mr. Putney has been the Managing Director and Chief Executive Officer of NextGen Capital, LLC since December 1997. He has over thirty years of experience as a venture capitalist, investor, executive and scientist in technology companies. As co-founder, President and Chief Executive Officer of the management consulting firm Putney & Eckstein, Inc., he assisted technology CEOs in areas of business and marketing strategy, quality management and operations from 1993 to December 1997. For Solarex Corporation, the world's leading photovoltaic company, he headed research and development and marketing in over 70 countries before and after its acquisition by Amoco. For nearly ten years he served as an award-winning scientist, inventor and technology manager for IBM. Mr. Putney earned a B.S. degree in Physics from Syracuse University and an Sc.M. from Brown University.

Fred Gluckman served as a director from July 1999 to January 2003, when he stepped down to focus on other business ventures.

           Stock Ownership of Management and Other Major Stockholders

The following table includes, as of ((Record Date)), information regarding the beneficial ownership of our stock by each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each director, each executive officer and all directors and executive officers as a group.

                                Beneficial Ownership (2)
                                -----------------------------------------------------------------------------------------

                                              Common        Series C        Series C
                                 Common       Stock         Preferred       Preferred
Name and Address (1)             Stock        Options (3)   Stock (4)       Warrants (5)     Total (6)      Percent (7)
-------------------------------------------------------------------------------------------------------------------------
Zimri C. Putney (8)              1,500,000           --     2,148,505.2     1,860,000        81,670,103        83.4%


NextGen Fund II, L.L.C.            900,000           --     1,277,103.5(9)  1,104,000      48,522,069.8        74.3%
   12701 Fair Lakes Circle
   Suite 690
   Fairfax, VA 22033

NextGen SBS Fund II, L.L.C.        600,000           --       851,401.7(10)   736,000      32,348,033.2        65.6%
   12701 Fair Lakes Circle
   Suite 690
   Fairfax, VA 22033

Michael M. Grand (11)            4,300,000       50,000              --            --         4,350,000        24.5%

Michael W. Wynne                   500,000      500,000          90,000        90,000         4,600,000        21.1%
   901 Mackall Avenue
   McLean, VA 22101

Gerald R. McNichols                100,000           --          90,000        90,000         3,700,000        17.4%
   23349 Parsons Road
   Middleburg, VA 20117

Fred Gluckman (12)               1,761,875      215,000              --            --         1,976,875        11.0%
   8989 Daggett Street, #230                    100,000
   San Diego, CA  92111

Andreoli Family Trust (13)       1,761,875           --              --            --         1,761,875         9.9%
   3131 Liberty Circle S.
   Las Vegas, NV  89121

John C. Riener                         --      500,000             --           --       500,000       2.7%

Edward C. Groark                       --           --             --           --            --       0.0%

Gerald W. Petitt                       --           --             --           --            --       0.0%

All current directors and
executive officers as a group
(6 individuals)                 5,800,000      555,000    2,148,505.2    1,860,000    86,520,103      87.9%

1 Unless otherwise indicated, the address of each of the beneficial owners is c/o RFP Express Inc., 8989 Rio San Diego Drive #160, San Diego, California 92108.

2 Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is considered to be the beneficial owner of securities that can be acquired by that person within 60 days of ((Record Date)) upon the exercise of warrants or option or the conversion of convertible securities.

3 Options to purchase shares of common stock that are presently or will become exercisable within 60 days.

4 Each share of Series C Preferred Stock is convertible without additional consideration into 20 shares of common stock, subject to adjustment for stock splits, stock dividends and other recapitalizations and reorganizations. The holders of the preferred stock and common stock vote together as a single class on all matters presented for the vote of our stockholders. Each preferred stockholder may cast a number of votes equal to the number of shares of common stock issuable upon conversion of his preferred stock.

5 Warrants to purchase shares of Series C Preferred Stock for $1.00 per share exercisable at any time until ten years from the date of issuance. Each share of preferred stock is convertible without additional consideration into 20 shares of common stock, subject to adjustment for stock splits, stock dividends and other recapitalizations and reorganizations.

6 Assumes that the beneficial owners' shares of preferred stock have been converted into common stock, and warrants to purchase shares of preferred stock have been exercised and converted into common stock.

7 Each beneficial owner's percent ownership is determined by assuming that options or warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days have been exercised and that shares of preferred stock that are held by that person (but not those held by any other person) have been converted into common stock. Because the SEC calculates beneficial ownership in this way, this column adds up to over 100%.

8 Includes the following shares owned by NextGen Fund II, L.L.C. and NextGen SBS Fund II, L.L.C.: (i) 1,500,000 shares of common stock; (ii) 1,875,461 shares of preferred stock; (iii) two notes convertible into a total of 253,044.2 shares of preferred stock at any time; and (iv) warrants to purchase 1,840,000 shares of preferred stock. Mr. Putney is a member of and is the managing director of the managing member of NextGen Fund II and NextGen SBS Fund II. Mr. Putney disclaims beneficial ownership of the shares held by both NextGen funds.

9 Includes a note convertible into 151,826.5 shares of preferred stock at any time.

10 Includes a note convertible into 101,217.17 shares of preferred stock at any time.

11 Includes 4,300,000 shares of common stock held by Montpilier Holdings, Inc., a Nevada corporation. Mr. Grand has sole power to vote or direct the voting of shares held by Montpilier.

12 Includes 1,761,875 shares of common stock held by the Gluckman Family Trust of which Mr. Gluckman is sole trustee. The "Common Stock Options" column includes 100,000 warrants to purchase common stock held by Tel.n.form, Inc., a California corporation of which Mr. Gluckman is President.

13   Vera Ellen Andreoli is sole trustee of the Andreoli Family Trust.

Voting Agreement

The Company is a party to a voting agreement with the NextGen funds, Montpilier Holdings, Inc., the Gluckman Family Trust, the Andreoli Family Trust and Robert Steiner. Montpilier is owned indirectly by Mr. Grand, one of our directors, Mr. Gluckman, a former director, is a trustee of the Gluckman Family Trust, and Mr. Putney, also a director, is the Managing Director and Chief Executive Office of the NextGen funds' parent company. Each of the parties to the voting agreement have agreed to vote their shares in favor of electing to our board: (1) Montpilier's designee; (2) the Gluckman Family Trust's designee; and (3) NextGen's designees pursuant to the terms of the preferred stock. In January 2003, Mr. Gluckman resigned from the board to focus on other business ventures and the Gluckman Family Trust has not designated a replacement. The voting agreement will terminate if the parties agree to its termination, NextGen no longer holds any of our voting stock or upon the sale of the Company. The parties to the voting agreement have the shared power to vote, or direct the vote of, 9,953,670 shares of our outstanding common stock and 1,875,462 shares of our outstanding preferred stock, or approximately 80% of our outstanding voting shares.


                               Market Information

Our common stock is traded on the NASDAQ(R) Over-the-Counter Bulletin Board under the symbol "RFPX.OB." The following table lists the high and low closing price of our common stock for each quarter of 2001 and 2002. Through ((Record
Date)), the high closing price in 2003 has been $[0.05] and the low, [$0.01]. The closing price represents prices between dealers exclusive of retail mark-up, mark-down and may not necessarily represent actual transactions.

                                       2002                     2001
                              High         Low        High          Low

      First Quarter         $ 0.06       $ 0.05     $ 0.16        $ 0.08
      Second Quarter          0.07         0.05       0.23          0.08
      Third Quarter           0.07         0.04       0.14          0.04
      Fourth Quarter          0.05         0.01       0.05          0.05

We have never paid cash dividends on our stock. We intend to retain earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, capital requirements and financial condition, and on other factors that our board may consider relevant.


                 Transactions Between the Company and Management

In October 1999, we appointed Robert A. Steiner President of our IXATA.COM subsidiary. Mr. Steiner, one of the co-founders of IXATA.COM, provided services to IXATA.COM under a consulting contract entered into prior to our purchasing the subsidiary. We entered into an a

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employment agreement with Mr. Steiner in April 2000 and the consulting agreement was cancelled. In December 2000, we entered into a letter agreement with Mr. Steiner modifying the terms of his employment. The agreement required us to make monthly payments of $1,500 to Mr. Steiner beginning on January 1, 2002. Mr. Steiner left the Company to pursue other interests and his employment agreement was terminated effective March 31, 2001. We failed to make the required payments to Mr. Steiner in the first quarter of 2002. However, we settled the matter effective February 28, 2002. In connection with the settlement, we paid Mr. Steiner $15,748, and, in May 2002, issued him and his designee a total of 1,259,840 shares of common stock.

We executed an employment agreement with Robert Cuthbertson as of November 20, 2000 to serve as our general manager. Mr. Cuthbertson's salary compensation was $150,000 annually in addition to a $15,000 signing bonus. We issued Mr. Cuthbertson options to acquire 500,000 shares of common stock with 25% vesting May 20, 2001 and 25% annually on May 20 each year of continued employment. On December 7, 2000 Mr. Cuthbertson was appointed the Chief Financial Officer of the Company. In connection with cost cutting measures, Mr. Cuthbertson resigned from the Board of Directors and his position was terminated August 24, 2001. In a severence agreement that superceded his previous employment agreement, Mr. Cuthbertson was granted options to purchase 333,000 shares of common stock which vested immediately and three additional months salary.

We entered into an employment agreement with Michael W. Wynne as of December 20, 2000 to serve as our Chief Executive Officer and Chairman. Mr. Wynne's salary under this agreement was $1.00 per year. In addition, to incent Mr. Wynne, we granted him a restricted stock award of 1,500,000 shares. We also issued Mr. Wynne options to acquire up to 4,500,000 shares of common stock. Mr. Wynne stepped down from his position with the Company when he was selected to serve in a position in President Bush's administration. His employment agreement was restructured prior to his resignation on July 31, 2001. He was granted 500,000 shares and retained options for 1,500,000 shares, both vesting on the date he resigned. The remainder of his stock and option awards were cancelled.

We entered into an employment agreement with John C. Riener as of May 24, 2001 to serve as our President and Chief Executive Office. Mr. Riener's salary was $120,000 during 2001 and 2002. In addition, we granted Mr. Riener a restricted stock award of 500,000 shares with 125,000 shares vesting annually on May 24 beginning in 2002. We also issued Mr. Riener options to acquire 2,000,000 shares of common stock with 500,000 options vesting on November 24, 2001 and 500,000 options vesting annually on May 24 beginning in 2002. The exercise price of the options is $0.18, the market price on the date of the grant.

In January 2001, we issued 500,000 shares of common stock to the law firm of Kohrman Jackson & Krantz P.L.L., which serves as our legal counsel, to satisfy a debt related to legal services. Christopher J. Hubbert, our Secretary, is also a partner of Kohrman Jackson & Krantz.

On August 15, 2002, we issued a promissory note to each of NextGen Fund II, L.L.C. and NextGen SBS Fund II, L.L.C., significant investors and stockholders of the Company, in the amount of $151,826.49 and $101,217.66, respectively, in connection with a loan to fund our

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working capital needs. The notes are convertible at any time into shares of convertible preferred stock, at a price per share of $1.00.


                         Financial and Other Information

Our Form 10-KSB for the year ended December 31, 2001 (including the audited financial statements) filed on April 16, 2002 and our Form 10-QSB for the quarter ended September 30, 2002 (including the unaudited financial statements) filed on November 20, 2002 are incorporated into this information statement by reference. They are available for review from the Edgar filings obtained through the SEC's website (www.sec.gov).

Our book value per share as of September 30, 2002 was $(0.11). In addition, our ratio of earnings to fixed charges is as follows:

                            Earnings          Fixed Charges       Ratio

December 31, 2000           $ 543,654         $   1,968,036       .28:1
December 31, 2001              27,683             2,554,771       .01:1
September 30, 2002            102,382             2,538,150       .04:1

In order to effect the reverse stock split, we must amend our certificate of incorporation by filing the amendment attached as Exhibit A with the Delaware Secretary of State.

                                    Exhibit A

     The Certificate of Incorporation of the Corporation is amended to add at the end of Article Four the following:

     "Each outstanding share of Common Stock as of ________________, 2003 (the "Split Date") shall be exchanged for 1/100 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, the Corporation will pay the fair value, as determined in the good faith judgment of the Corporation's Board of Directors, for shares of stock that would otherwise be converted into fractional shares as a result of the stock split."